Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

February 28, 2012

Yahoo! Inc.

701 First Avenue

Sunnyvale, California 94089

Re:	Registration of Securities of Yahoo! Inc.

Ladies and Gentlemen:

In connection with the registration of up to 1,234,757 shares of Common Stock of Yahoo! Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S–8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 43,299 of such Shares (the “First 2007 Plan Shares”) to be issued or delivered pursuant to the interclick, inc. 2007 Equity Incentive Plan, as amended and restated, up to 763,822 of such Shares (the “Second 2007 Plan Shares”) to be issued or delivered pursuant to the interclick, inc. 2007 Incentive Stock and Award Plan, as amended and restated, and up to 427,636 of such Shares (the “2011 Plan Shares”) to be issued or delivered pursuant to the interclick, inc. 2011 Equity Incentive Plan, as amended on December 14, 2011, you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company that we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the First 2007 Plan Shares, the Second 2007 Plan Shares and the 2011 Plan Shares have been duly authorized by all necessary corporate action on the part of the Company; and

(2)	when issued in accordance with such authorization, the provisions of the applicable plan, and relevant agreements duly authorized by and in accordance with the terms of the applicable plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable plan and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book–entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non–assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP